Exhibit 10.12

Business Cooperation Agreement

This Business Cooperation Agreement (this “Agreement”) is made and entered into on July 17, 2018 in Shenzhen, People’s Republic of China by and between:

Party A: Meili Inc.

Party B: Image Future Investment (HK) Limited

Party A and Party B shall be referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas:

(1)

Meili Inc. is a company registered and incorporated under the laws of the Cayman Islands. Meili Inc. and its affiliates are collectively referred to herein as the “Company” or “Mogujie”. Mogujie is a leading e-commerce platform in China that provides online fashion and lifestyle content; and

(2)

Image Future Investment (HK) Limited is a company registered and incorporated under the laws of Hong Kong. Image Future Investment (HK) Limited and its affiliates are collectively referred to herein as “Tencent”. Tencent is one of the largest Internet service providers in China and has one of the largest user base in China.

Through friendly negotiation, the Parties agree as follows:

1.	Definitions

1.1	Definitions

Unless otherwise specified in the context or defined herein, the following terms shall have the meanings ascribed to them as follows:

Confidential Information	Proprietary information potentially disclosed or to be disclosed by one party (“Disclosing party) to the other party (“Receiving party”) , which is developed, created, discovered by or known or transferred to the disclosing party prior to the entry into of this agreement or within the term of this agreement with commercial value to the business of the disclosing party, including but not limited to the commercial secret, computer program, design technology, idea, proprietary technology, process, data, business and product development plans, customer information and other information related to the business of the disclosing party, or the confidential information received by the disclosing party from the other party. Such information is designated as confidential information (or similar annotation) upon disclosure, or is disclosed in a confidential manner, or is classified as confidential information (“Confidential Information”) by the reasonable commercial judgment of the parties.

Force Majeure Event	Objective circumstances beyond the reasonable control of any party (including any strike, lockout or other industrial actions, natural disaster, war or threat of war, accident or malicious damage, failure or interruption of settlement system, suspension or interruption of bank operation, or other events regarded as force majeure according to general international commercial practice).

Affiliate(s)	With respect to a company (or other entity), an affiliate means any company (or other entity) that is controlled by, controls, or under common control as such company. For the purpose of this definition, in terms of any person, “control” means holding more than 50% of the equity interests or voting rights in a company (or other entity), or having the actual decision-making power or right to control the operation and management of a company (or other entity) through the appointment of the majority of the members of the board of directors or similar management body of such company (or other entity) or by agreement or otherwise.

Working Day	Any day other than Saturday, Sunday, and statutory holidays in China.

Share Subscription Agreement	The Share Subscription Agreement dated July 17, 2018 by and among Meili Inc., Mr. Chen Qi, Mr. Wei Yibo, Mr. Yue Xuqiang, Image Future Investment (HK) Limited and other parties thereto in relation to Image Future Investment (HK) Limited’s subscription of the new shares issued by Meili Inc.

Transaction Documents	The transaction documents as defined in the Share Subscription Agreement.

Wexin	The cross-platform communication tool provided by Tencent which supports single and multi-person participation and instant messaging services (including voice, SMS, video, image and text) and consists of relationship chain expansion tools, convenient tools, Wexin official accounts, open platform and other software systems and services, excluding Wechat.

Mogujie’s Weixin Pay Entryway	Mogujie’s entryway on Weixin Pay’s interface prior to or on the date hereof. For the purpose of this Agreement, “Weixin Pay” is the current name, and Tencent is entitled to adjust such name based on its business needs.

Specific Agreements on Business Cooperation	One or more agreements between the Parties and/or their affiliates that are entered into after the date hereof for the purpose of executing and implementing the agreements contained herein.

Validity Term	The validity term of this Agreement, namely (i) five years after this Agreement comes into effect; or (ii) a shorter term in the event this Agreement is terminated in accordance with the terms and conditions of this Agreement.

China	The People’s Republic of China and, for the purpose of this Agreement only, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

1.2	Interpretations

In this Agreement, unless otherwise specified:

1.2.1	The headings for convenience only and shall not affect the interpretation of this Agreement;

1.2.2	The term “including” means “including but not limited to”; and

1.2.3	If the term “month” or “anniversary” is used as a unit of quantity in this Agreement, it shall start from a day of a month or a year and end on the corresponding day of the next month or next year.

2.	Business Cooperation

2.1	The Parties agree that Tencent and Mogujie will conduct comprehensive business cooperation in accordance with this Agreement.

2.2	Tencent and Mogujie will jointly explore cooperation in other areas based on the principle of user experience optimization, and Tencent shall cooperate and support as necessary.

2.3

With regard to the cooperation under this Agreement, if Mogujie needs to register or use any software, product, function, interface (including but not limited to Wexin) and any form of intellectual property rights developed, owned or operated by Tencent, Mogujie shall comply with Tencent’s service agreements on such software, product, functions, interface, single function agreement, operation rules and others.

2.4

Tencent and Mogujie confirm that upon the effectiveness of this Agreement, Tencent shall be deemed to have fulfilled its obligations to enter into a business cooperation agreement with Mogujie under the Share Subscription Agreement. Thereafter, Tencent shall have full legal title and ownership of the equity interests purchased under the Share Subscription Agreement and its ownership shall not be affected by the amendment, performance, expiration or termination of this Agreement. If this Agreement is terminated prior to expiration, the Parties shall make compensation, if any, pursuant to this Agreement.

3.	Arrangement of Subsequent Work

Tencent and Mogujie will designate their respective responsible persons and contact persons, who shall make best commercial efforts to complete the execution of the Specific Agreements on Business Cooperation within two (2) months after the execution of this Agreement or within any other term otherwise agreed between the Parties. All the matters concerning the cooperation hereunder shall be subject to this agreement or the specific agreement for the business cooperation.

4.	Representations, Warranties and Covenants

4.1	Each Party represents and warrants to the other Party on the date hereof that:

(1)

Such party is lawfully incorporated and existing in accordance with the applicable laws of its jurisdiction of incorporation, and has full power and authority to sign, perform and deliver this agreement and to perform all the cooperation as contemplated hereunder;

(2)	The execution and delivery of this Agreement by such party and the performance of the cooperation as contemplated hereunder have been duly authorized by such party; and

(3)	This Agreement shall constitute a lawful, valid and binding obligation of such party as long as the other party has duly authorized, signed and delivered this Agreement.

4.2

Unless otherwise stipulated herein, in case of any conflict between any legal document signed by either party prior to the signing date and any provision of this Agreement, such party shall immediately notify the other party in writing in accordance with the principles of good faith, sincerity and friendliness, and the Parties shall negotiate with each other to find a solution. Neither party shall be liable to the other party for conflicts between any foregoing prior legal document and this Agreement.

4.3	The Parties shall cooperate with each other to ensure that all cooperation under this Agreement is conducted in compliance with applicable laws and regulations.

5.	Confidentiality

5.1	General Obligation

Each party covenants to the other party that, without the prior written consent of the other party, such party will not, and will cause its directors, equity holders, managers, employees, agents or affiliates (collectively, the “Representatives”) not to disclose any Confidential Information to any third party, nor use the Confidential Information in any manner that is detrimental to the other party.

5.2	Exceptions

The preceding Article 5.1 shall not apply to:

5.2.1	disclosure of Confidential Information that is generally available to the public or becomes available to the public, other than due to a breach of this Agreement by a Party or its Representatives;

5.2.2

disclosure of Confidential Information by a Party to its Representatives or affiliates which is necessary for such Party to perform its obligations or exercise its rights under this Agreement, provided that such Representative or affiliate is bound by (i) similar confidentiality obligations or (ii) binding professional confidentiality obligations; or

5.2.3

disclosure required by the rules of any stock exchange at which the shares of a Party or its parent company are listed or the applicable laws, or judicial or regulatory proceedings, or any disclosure arising from this Agreement or in connection with any relevant legal action, litigation, process or judicial proceeding under this Agreement; however, the Party concerned shall be given prior notice to the extent practicable under the circumstances, in which case, to the extent permitted by applicable laws, the disclosing Party shall notify the other Party in advance, and the Parties shall agree on the scope and content of the disclosure in advance through negotiation) and make any practicable arrangement to keep such negotiation confidential.

5.3	Publicity

Neither Party shall, and shall cause its managers, employees, agents and affiliates and the managers, employees and agents of its affiliates not to make any announcement or commentary relating to this Agreement or any matter contemplated under this Agreement without any prior negotiation with the Party concerned (as the case may be) and the written consent of such party concerned, except for disclosures required by laws or applicable regulations of a stock exchange, court orders, the stock exchange at which the shares of such Party or its affiliates are listed, or any governmental or regulator agency; in which case, however, to the extent permitted by applicable laws, the disclosing Party shall notify the other party in advance, and the Parties shall agree on the scope and content of the disclosure in advance through negotiation).

6.	Notice

6.1	Form of Notice

Any notice or other communications (a “Notice”) made under or relating this Agreement shall be:

(1)	in writing;

(2)	in Chinese; and

(3)

delivered by hands or via a well-known courier service provider in China to the recipient’s physical or e-mail address as set forth in Article 6.3, or to the recipient’s physical or e-mail address provided in writing at least five (5) working days prior to the delivery of the notice.

6.2	Notice Deemed as Delivery

Unless there is evidence proving that a notice is received earlier, a notice shall be deemed to have been successfully delivered as follows:

(1)	If the notice is delivered by hands, it shall be deemed to have been delivered when it is retained at the address as specified in Article 6.3;

(2)	If the notice is delivered by a well-known courier service provider in China, it shall be deemed to have been delivered on the third (3rd) Working Day after the posting; and

(3)	If the notice is delivered by e-mail, it shall be deemed to have been delivered when the receiving party confirms receipt by e-mail or other means.

6.3	Addresses and Recipients

To: Tencent

Address: Tencent Binhai Building, No. 33, Haitianer Avenue, Nanshan District, Shenzhen, Guangdong

Postal Code: 518064

Recipient: Department of Compliance and Transactions

Email: legalnotice@tencent.com

With a copy to:

Address: Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen

Postal Code: 518057

Recipient: Department of Investment & Acquisition

Email: PD_Support@tencent.com

To: Mogujie

Address: Zheshang Wealth Center, 3/F, Building No. 1, No. 99 Gudun Road, Xihu District, Hangzhou

Postal Code: 310000

Recipient: Department of Finance and Compliance

Email: caiwuhegui@mogujie.com

7.	Term and Termination

7.1

Article 4 (Representations, Warranties and Covenants), Article 5 (Confidentiality), Article 6 (Notice), Article 8 (Liability for Breach of Contract), and Article 9 (Governing Law and Dispute Resolution) of this Agreement shall take effect upon the signing date of this Agreement and continue in effect within the Validity Term, and Article 5 (Confidentiality) of this Agreement shall survive for an additional two (2) years upon the expiration of the Validity Term. The other terms and conditions of this Agreement shall take effect upon the signing of the Parties, and continue in effect within the Validity Term, unless otherwise agreed by the Parties. The Parties shall negotiate the extension of this Agreement at least three (3) months prior to the expiration of this Agreement, and this Agreement may be extended pursuant to the agreement of the Parties.

7.2	This Agreement may be terminated in any of the following circumstances:

(1)	the Parties agree to terminate this Agreement;

(2)	a force majeure event which continues for six (6) months causes the Party affected unable to perform its principal obligations hereunder, either Party may terminate this Agreement with written notice;

(3)	the Validity Term expires and the Parties fail to reach an agreement on extension;

(4)	Tencent may terminate this Agreement by giving a written notice to Mogujie in any of the following circumstances,:

(a)

If, within the period of cooperation, Mogujie violates laws, administrative regulations and departmental rules and normative documents in any material respect, or violates the platform rules of Tencent and Weixin, or severely infringes the rights and interests of a third party, or causes significant negative effect on Tencent’s image, brand and reputation, and fails to cure or eliminate such effect within the reasonable period as designated by Tencent;

(b)	Mogujie commits a material breach of this Agreement, and fails to cure the breach within the reasonable period as designated by Tencent;

(c)

Mogujie is in breach of the agreements relating to Tencent’s competitors (Tencent Competitor) in the Transaction Documents, or accepts a Tencent Competitor as shareholder without the consent of Tencent, and in each case fails to cure the breach within the reasonable period as designated by Tencent; or

(d)	Mogujie enters into a deemed liquidation event (Deemed Liquidation Event) as stipulated in the Transaction Documents.

or

(5)	Other circumstances as agreed by the Parties.

For the avoidance of doubt, this Agreement shall be terminated on the date when Tencent notifies Mogujie in writing of the relevant matters as stipulated in paragraph (4) of this Article 7.2.

7.3	Unless otherwise stipulated by the Parties, upon termination of this Agreement, the rights and obligations of the Parties under this Agreement shall immediately terminate, provided that:

(1)	The termination of this Agreement shall not affect any obligation and liability of the Parties that had arisen prior to the termination of this Agreement; and

(2)

Article 5 (Confidentiality), Article 6 (Notice), Article 8 (Liability for Breach of Contract), and Article 9 (Governing Law and Dispute Resolution) of this Agreement shall continue in effect after the termination of this Agreement.

8.	Liability for Breach of Contract

8.1

If either Party fails to properly perform any of its obligations under this Agreement, it shall be deemed to be in breach of this Agreement. The breaching party shall cure such breach within ten (10) working days after the non-breaching party receives the notice from the breaching party specifying such breach or a longer period of time as otherwise agreed in writing by the non-breaching party. If such breach is not cured within the aforesaid ten (10) working days or a longer period of time as otherwise agreed in writing by the non-breaching party, the breaching party shall indemnify the non-breaching party for the actual losses arising from such breach, provided that the other remedies available to the non-breaching party under this Agreement are not affected.

8.2

The Parties understand and agree that they enter into this Agreement on behalf of such parties and their affiliates, and have the obligation to cause and ensure that their affiliates shall comply with and perform this Agreement.

9.	Governing Law and Dispute Resolution

9.1	Governing Law

The formation, validity, interpretation and execution of this Agreement shall be governed by and construed in accordance with the applicable laws of the People’s Republic of China.

9.2	Dispute Resolution

(1)

Any dispute, controversy or claim arising out of or in connection with this Agreement (including but not limited to: (i) any contractual, pre-contract or non-contractual right, obligation or liability; and (ii) any matters relating to the formation, validity or termination of this agreement) (a “Dispute”) shall be resolved through friendly consultation between the Parties.

(2)

The party claiming a Dispute (the “Disputing Party”) shall give a written notice to the defending party (the “Defending Party”) to inform the Defending Party of nature of the Dispute between the Parties and the related provisions in this Agreement and provide the reasonable evidence. The Defending Party shall, within two (2) months after receiving the written notice from the Disputing Party, investigate and fully negotiate and communicate with the Disputing Party. During the process of negotiation and communication, both the Disputing Party and the Defending Party shall have the right to request the other party to provide supplementary evidence, in which case the other party shall provide all reasonable and necessary cooperation.

(3)

If a Dispute is resolved through negotiation within three (3) months from the date of such dispute, neither party shall claim compensation from the other party for the losses incurred. If the Parties are unable to resolve the dispute in accordance with aforesaid Article 9.2(1) and Article 9.2(2) upon the expiration of three (3) months from the date of the dispute, either party may submit the dispute to the People’s Court of Nanshan District, Shenzhen for resolution by litigation.

(4)

The Parties agree that in the event a Dispute arises, to the extent it will not affect their right to seek preservation order or interim relief from any competent court and before the Parties resolve such dispute through agreement or court system, the Parties shall continue to perform their respective obligations hereunder, unless such performance is impossible as is determined by a court order or based on a full consideration of all facts and circumstances relating to the dispute.

10.	Miscellaneous

10.1	Independent Contracting Party

The relationship between the Parties in the performance of this Agreement shall be purely independent contracting party and nothing in this Agreement shall be construed as creating any other relationship between the Parties, including agency, partnership or employment. Neither party has any right or power to bind on or act on behalf of the other party. Neither party may represents itself as or claim to be the administrator, partner, employee or agent of the other party as a result of this Agreement, the creation of any relationships under this Agreement or for any other reason.

10.2	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, contracts, understandings and correspondences between the Parties with respect to the subject matter hereof.

10.3	Severability

If any provision of this Agreement is held to be invalid or void under any applicable law, such provision shall be null and void only to the extent necessary, and the Parties shall negotiate in good faith with the intent to reach an agreement to amend such otherwise invalid or void provision for the purpose of realizing its commercial purpose and making it agreeable under applicable law. The invalidity, illegality or unenforceability of a provision of this Agreement shall not affect or impair the validity of remaining provisions of this Agreement.

10.4	Assignment

Neither party may assign any of its rights or obligations to a third party without the prior written consent of the other party, and any attempt to do so is null and void.

10.5	Costs and Expenses

Unless expressly provided herein or otherwise expressly agreed by the Parties in writing, each party shall pay its own costs and expenses incurred during the negotiation, preparation, signing and implementation of this Agreement and all the other documents referred to herein.

10.6	Supplements and Amendment

Any supplement or amendment to this Agreement shall be made in writing and affixed with seal in order to become effective.

10.7	Waiver

Except as otherwise stipulated in this Agreement, the failure to or delay in exercise of a right or remedy under this Agreement or applicable law shall not impair such right or remedy, or constitute the waiver of such right or remedy, or constitute the waiver of any other right or remedy. The separate or partial exercise of a right or remedy under this Agreement or applicable law shall not preclude the further exercise of such right or remedy or the exercise of any other right or remedy.

10.8	Non-exclusive Remedies

The Parties’ rights and remedies hereunder are cumulative and do not exclude other rights or remedies granted by applicable law.

10.9	Counterpart

This Agreement is made in Chinese with two counterparts, each of which shall have the same effect.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement on the day first written above.

Party A: Meili Inc.

By: /s/ CHEN Qi

Name: CHEN Qi

Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement on the day first written above.

Party B: Image Future Investment (HK) Limited

By: /s/ LI Zhaohui

Name: LI Zhaohui

Title: Authorized Signatory